ClearBridge Energy MLP Fund Inc.
Sub-item 77Q1


In connection with the terms of the offering of common stock of ClearBridge Energy MLP Fund Inc., Registrant incorporates by reference Registrant's Management Agreement and Subadvisory Agreement, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on pre-effective Amendment No. 3 to Form N-2, on June 22, 2010 (Accession No. 0001193125-10-143723).